Exhibit 10.5(E)

FOURTH AMENDMENT TO LEASE

This FOURTH AMENDMENT ("Fourth Amendment") is made and entered effective as of November 29, 2018, by and between AP3-SF2 CT SOUTH LLC, a Delaware limited liability company ("Landlord") and ACHAOGEN, INC., a Delaware corporation ("Tenant").

r e c i t a l S:

A.

Landlord and Tenant entered into that certain Lease dated as of August 12, 2016 (the "Original Lease"), as amended by that certain First Amendment to Lease dated April 7, 2017 (“First Amendment”), that certain Second Amendment to Lease dated as of July 20, 2017 ("Second Amendment"), and that certain Third Amendment to Lease dated as of August 17, 2017 (“Third Amendment”), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain "Premises", as described in the Lease, in that certain building located at One Tower Place, South San Francisco, California 94080.

B.	Except as otherwise set forth herein, all capitalized terms used in this Fourth Amendment shall have the same meaning as such terms have in the Lease.
C.	Landlord and Tenant now desire to amend the Lease upon the terms and provisions contained herein.
D.	The Original Lease, First Amendment, Second Amendment, Third Amendment and this Fourth Amendment shall hereinafter be referred to collectively as the “Lease”.

r e c i t a l S:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Additional Allowance; Amortization of Rent.  Tenant hereby acknowledges that it has exercised its option for the Additional Tenant Improvements Allowance, and that upon the mutual execution of this Fourth Amendment shall, within thirty (30) days, receive the funds associated with the Additional Allowance (as defined in the Tenant Work Letter attached to the Second Amendment as Exhibit B, and specifically excluding the “Additional Allowance” defined in the Tenant Work Letter attached to the Original Lease) in the total amount of $1,484,745.00 and that no Additional Allowance funds are available for Tenant’s use under the Lease.  In addition to the payment of monthly Base Rent, Tenant hereby agrees that the Additional Allowance funds shall be amortized over a one hundred sixteen (116)-month period with interest imputed on the principal balance at the rate of nine percent (9%) per annum, for payment at the rate of $19,209.68 per month (“Additional Monthly Base Rent”), commencing on December 1, 2018 (provided that the initial payment of Additional Monthly Base Rent due on December 1, 2018 shall be in the amount of $141,284.11 which consists of (i) the accrued amount of Additional Monthly Base Rent from May 21, 2018 to November 30, 2018 which equals $122,074.43 and (ii) the amount due for the month of December 2018 which equals $19,209.68), escalating by three and one-half percent (3.5%) annually on June 1st of each

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successive year and continuing through and including January 31, 2028; provided, however, that Tenant shall, as provided in the prior written agreements, continue to have the right to pay to Landlord the balance of the Additional Allowance by written notice to Landlord.

2.No Further Modification.  Except as set forth in this Fourth Amendment, all the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[Remainder of Page Intentionally Left Blank; Signatures Follow]

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IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the day and year first above written.

"Landlord":

AP3-SF2 CT SOUTH LLC,
a Delaware limited liability company

By: /s/ W. Neil Fox, III
Name:W. Neil Fox, III
Its:Chief Executive Officer

"Tenant":

ACHAOGEN, INC.,
a Delaware corporation

By:/s/ Zeryn Sarpangal
Name:Zeryn Sarpangal
Its:Chief Financial Officer

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